Exhibit 99.2

FAQs

Q: What are the terms of the transaction?

A: Evolving Systems acquired all of the stock of RateIntegration, Inc., d/b/a Sixth Sense Media in a merger transaction.  The purchase price was $10.0 million, payable in cash, with approximately $9.75 million, plus customary working capital adjustments, paid at closing and $250,000 on the one-year anniversary of the transaction.

Q: Was financing required in the transaction?

A: Yes, Evolving Systems borrowed approximately $10.0 million from East West Bank.

Q: What is the strategic value of the acquisition?

A: We believe this is a strategic acquisition because it will enable us to augment our strength in real time activation while accelerating our move into the high value space of mobile marketing campaigns, advertising and analytics. By combining SSM’s Real-time Lifecycle Marketing™ (RLM) product with Evolving Systems’ Dynamic SIM Allocation™ (DSA) and Mobile Data Enablement™ (MDE) products, we will be able to provide global carriers with a powerful platform that enables real-time marketing campaigns based on highly actionable subscriber data. The resulting production-proven platforms give carriers the ability to execute sophisticated, hyper-targeted, revenue-generating campaigns as well as the analytics to measure their effectiveness — beginning with the subscribers’ initial activation and continuing through their life-cycle with the carrier, including when subscribers upgrade their phones.  Along with Evolving Systems’ recent mobile marketing partnerships, this acquisition continues to move us further into the mobile marketing and advertising space and makes Evolving Systems a larger, stronger and more diversified company.

Q: Will the Company be changing its name?

A: The combined companies will operate under the Evolving Systems name.

Q: Will Evolving Systems continue to be headquartered in Englewood, Colorado?

A: Yes, our headquarters will still be in Colorado, but we will maintain SSM’s office in North Carolina and continue having offices in India, the UK and Malaysia.

Q: How long will it take to integrate Sixth Sense Media?

A: We expect integration to be completed within 90 days of closing.

Q: How will Sixth Sense Media’s employees transition to Evolving Systems?

A: Sixth Sense Media’s executive staff will assume senior roles at Evolving Systems as follows: Thomas Thekkethala, SSM’s former CEO, joins Evolving Systems as President and Board member reporting to Thad Dupper; Dr. Donald Stone, SSM’s former CTO, assumes the position of Vice President of Research & Development; and Dr. Dallas Wrege, SSM’s former VP of Engineering, assumes the position of Vice President, Product Engineering.

Q: How will customers of Evolving Systems and Sixth Sense Media be impacted by this transaction?

A: Customers of both companies will benefit from a broader product set and the combined companies’ ability to provide carriers with powerful mobile marketing tools that enable more personalized services for their subscribers.

Q: Will the acquisition affect current customer agreements for either company?

A: No, all current customer agreements will be honored in full.

Q: Do Evolving Systems and Sixth Sense Media have customers in common?

A: The combined companies will have 75 customers in 50 countries today two customers in common. That creates excellent potential for cross-selling opportunities for RLM, DSA and MDE.  In addition, the companies’ respective geographic footprints are complementary.

Q: Who are Evolving Systems’ chief competitors following the transaction?

A: There are many companies in the telecom industry that offer similar solutions. For example, Amdocs, Oracle, Huawei and Ericsson have solutions that provide portions of the functionality our solutions offer.

Q: What will Sixth Sense Media contribute in terms of revenue and profitability?

A: We expect Sixth Sense Media to add approximately 20% to Evolving Systems’ revenue in 2016.  We also expect the transaction to be accretive to earnings, but as a matter of policy we don’t provide specific guidance on profitability.

Q: Will the transaction result in restructuring charges?

A: Yes, we expect to take a restructuring charge in the fourth quarter of 2015.

Q: Will Evolving Systems invest capex as part of the integration?

A:  As a software and services company, our capex requirements are minimal.  Our operational, sales force management and email systems reside in the cloud, which keep capex costs down.

Q: Will the transaction financing affect the dividend?

A: Our Board believes paying a dividend benefits all our Company’s stockholders and historically has been very supportive of the dividend. Currently our Board of Directors evaluates whether to declare a dividend on a quarterly basis. We plan to continue this practice and, as a result, we will make decisions about future dividends on a quarter-by-quarter basis.

Cautionary Statement

These FAQs contain “forward looking statements” based on expectations, estimates and projections that are subject to risk. Statements about strategic value of the acquisition, integration plans, the impact of the acquisition on customers, future revenue and profitability, growth, restructuring charges, capex investments and the Company’s dividend strategy are forward looking and actual results could differ.  Please refer to the Company’s 2014 Form 10-K, as well as all Form 10-Qs and 8-K reports.